Exhibit 10.23

Terms and Conditions of Employment

The Employee shall be governed by the following Terms and Conditions of Service during the employment with SYNTEL Private Limited (herein referred as “SYNTEL/ the Company1”) and Srikanth Karra (“Employee”) and may be amended from time to time. These Terms and conditions, the Employment letter/contract and any other Policies and guidelines that are provided by SYNTEL in the Human Resources (herein referred as “HR”) Portal or as a part of the HR Policy, Information Security Policy, policy on non-compete, confidentiality and data protection, and any other directive whether issued by way of emails or written notifications shall all be termed as “Terms of Employment” and the Employee shall abide by the same at all times during the terms of employment and beyond to the extent such terms survive the employment term.

1.0 Statement of Facts

The appointment is being made in reliance of the contents in the Employee’s resume and other information provided by the Employee during the course of interview and mutual discussions. Any data, which is not in consonance with the information provided by the Employee, shall result in termination of employment forthwith and the Employee shall indemnify SYNTEL in full, for any losses suffered by SYNTEL. SYNTEL reserves the right to make suitable formal/informal checks with the educational institutions and previous employers of an Employee at its own discretion and the Employee shall be deemed to have consented SYNTEL to do so.

2.0 Former Employer

In the event of an Employee becoming party to any proceeding/(s) brought by any former employer at any time during or after his/her employment with SYNTEL, Employee recognizes and agrees that he/she shall have full and sole responsibility of responding to such action or proceeding and that SYNTEL shall have no responsibility to participate in Employee response to such action or proceeding whether at Employee’s own costs or otherwise. The Employee agrees that he/she is not expected at any time disclose, to SYNTEL or its directors, officers or agents, the trade secrets or any other confidential information of his/her former employer or any other entity.

The employee undertakes to intimate SYNTEL that he / she is not subject to any restrictive covenant, non-compete, non-solicitation, intellectual property, or confidentiality agreement or any other agreement that would limit or restrict his/ her scope and ability to work in any way for Syntel.

The employee undertakes to mention that he / she is not bound by any previous agreement in any way whatsoever from his / her previous employment. In the event of any employee having any obligation binding from his previous employer, the employee undertakes to declare and hold Syntel harmless and not responsible thereby releasing Syntel from any such dispute related to his previous employment.

3.0 Work Related

[1]	For the purpose of maintaining confidentiality of data, information, assignment of IP rights, non-solicitation, non-compete, non-diversion the term ‘SYNTEL’ or ‘the Company’ is deemed to include SYNTEL, Inc. and its subsidiaries & affiliates.

Employee Signature: /s/ Srikanth Karra	Page 1 of 7

3.1 The Employee will devote his/her full time and attention to the duties assigned by SYNTEL and shall not undertake any direct/ indirect business/ work/ assignment etc. whether full or part time and whether for any consideration or not, without the prior written permission of SYNTEL.

3.2 The Employee will use his/her best efforts in the performance of employment duties assigned from time to time and at all times, act in good faith and in the best interests of SYNTEL. The Employee will comply with all rules, regulations and procedures established by SYNTEL in fulfilling his/her duties while in employment at SYNTEL.

3.3 SYNTEL is fully entitled to place the Employee at any of its location in India or abroad or at SYNTEL’s customer location in India or outside India as SYNTEL deems appropriate based on its business need. The Employee is also subject to any transfer by SYNTEL on a temporary or permanent basis to other job functions, departments or locations or entities within SYNTEL, based on SYNTEL’s business needs, and the Employee shall have no objection whatsoever to such transfers or assignments made. Any rejection or non-acceptance by the Employee shall be deemed to be a breach of the Terms of Employment and subject to action including but not limited to termination of employment by SYNTEL.

3.4 On successful completion of training or probationary period, your services will be confirmed in writing by the Company and thereafter, subject to any other agreement or understanding between you and the Company, either party can terminate this employment agreement by providing a notice period of three months, to the other party. Payment of basic pay in lieu of such notice, to the other party, will be at the sole discretion of the company. During the probationary period for lateral hires, the notice period shall be one month.

3.5 The Employee will retire from SYNTEL’s services on reaching the age of 60 (sixty) years or earlier if found medically unfit. The age or date of birth already given by Employee in his/ her application form would be treated as binding and final. The actual date of retirement shall be the last date of the calendar month in which Employee was born.

4.0 Misconduct

Please refer to the List of Misconducts section in the HR Policy Manual for further details.

5.0 Availing/ Grant of Leave/ Unauthorised Leave

5.1 The Employee will be eligible for leave as per the Policy announced by SYNTEL from time to time. All leave applications, approvals, rejections, etc., must be in line with the HR Policy laid down and as applicable from time to time. SYNTEL reserves the right to cancel any approved leave for reasons of business requirements and the Employee is expected to provide full co-operation and adhere to SYNTEL’s such requests. SYNTEL is also entitled to Suo Moto, ask Employee to go on leave for such number of days and on such terms and conditions as intimated to the Employee by the HR Department without assigning any reason to the Employee for such action or inaction by SYNTEL.

5.2 Any un-authorized leave or excess leave by an Employee will enable SYNTEL to terminate the contract of employment of such Employee for reasons so cited without any further action by SYNTEL.

6.0 Software and IPR related

6.1 The Employee is strictly prohibited from using or bringing in or installing or downloading any unauthorized / infringed copies of software or products into the office premises (also includes work place at SYNTEL’s/ its client’s office premises) or on Company or client provided computers and

Employee Signature: /s/ Srikanth Karra	Page 2 of 7

equipment. No product or software shall be procured, used or installed from any external sources or copying software from one computer system to another without the prior written approval by SYNTEL’s or its client’s appropriate authority for Information Security protection and any non-compliance shall be considered a serious breach with punitive penalties and action. The Employee shall also not violate any terms of any of the products or licenses that are provided to the Employee for use by SYNTEL or its Client as part of the job assigned to him from time to time, and protect SYNTEL’s and its client’s (including any third party’s) intellectual property rights (“IPR”) and adhere to applicable laws/regulations including IPR related rules and regulations of Syntel/ its client’s.

6.2 Any violation or breach of the terms of IPR rights of SYNTEL/its clients or infringement of their IPR rights otherwise shall be considered a material breach of Terms of Employment and SYNTEL is entitled to take strict action against the erring Employee and claim damages, costs and expenses of rectifying such breach including criminal action and termination of employment contract. Employee shall read and understand SYNTEL’s/ its Client’s Information Security Policy/ IPR related rules & regulations and fully adhere to the same during the term of employment and thereafter to the extent any obligations survive termination of employment.

6.3 The Employee agrees to inform SYNTEL, full details of all the inventions, discoveries, concepts and ideas (collectively called “Developments”), whether patentable or not, including but not limited to, hardware and apparatus, products, processes and methods, formulae, computer programs and techniques, as well as any improvements and related knowledge, which the Employee conceives, improves, completes, or puts in to practice (whether alone or jointly with others) while being in the employment of SYNTEL, and which relate to the present or prospective business, work or investigations of SYNTEL; or which result from any work the Employee does, using any equipment, facilities, materials or personnel of SYNTEL; or which has or have been developed by the Employee or under the Employee’s supervision, or which results from or are suggested by any work, which the Employee does or may do for SYNTEL.

6.4 The ownership of all “Developmental” work and documentation created by an Employee shall from the moment of its creation, vest in SYNTEL. Thus, the Employee agrees to assign and hereby assigns to SYNTEL / SYNTEL’s nominees, agents, etc , Employee’s entire right, title and interest in : –

•	all Developments;

•	all trademarks, copyrights and mask work rights in the Developments; and

•	all patent applications filed, patents granted on any development, including those in foreign countries, which the Employee conceives or makes (whether alone or with others ) while being in the employment of SYNTEL or within two (2) years of the end of their employment (if conceived as a result of their Employment)

6.5 The Employee acknowledges existence of SYNTEL’s/ its clients present and future products, know how, processes, software products, programs, codes, documentation and flowcharts in any form and agrees to abide by the procedures of the Copyright/ Trademark/ Patents/ Design/ other IPR laws in force in India and foreign countries, which prohibits the reproduction of such protected works, in whole or in part, or in any form or by any other means, without the prior written permission of SYNTEL/ its clients as the case may be.

6.6 The Employee agrees to assign to SYNTEL his/ her entire right, title and interest in any invention or improvement that the Employee might make solely or jointly with others, during the course of his/ her employment with SYNTEL relating to any and all products/ services/ software/ software tools, marketed or manufactured or developed and that the Employee will perform any acts and execute such documents without expenses to the Employee which, in the judgments of SYNTEL or its attorneys may be needful or desirable to secure to SYNTEL, patent/ IPR protection and any/ all rights relating to such invention or improvement.

Employee Signature: /s/ Srikanth Karra	Page 3 of 7

6.7 The Employee acknowledges and agrees that all of the SYNTEL/ its client’s Confidential Information, sensitive data and work product developed as a result of the Employee’s engagement by SYNTEL/ its client, including, in each case, any derivative works thereof will remain, the property of the SYNTEL/ its client as applicable. Any work product, materials or deliverables developed as a result of Employee’s engagement by SYNTEL/ its client shall be considered “works made for hire,” and to the extent that exclusive title and ownership rights may not originally vest in SYNTEL/its client, as contemplated hereunder, the Employee shall irrevocably assign, transfer and convey to all rights, title and interest therein.

7.0 Non-Solicitation / Non-Compete / Non-Diversion

7.1 During the term of this Employment Agreement and for a period of two (2) years subsequent thereto, the Employee will not, without the prior written consent of SYNTEL, directly, indirectly, or through any other party, solicit business from or perform services for any direct or indirect SYNTEL customer or any prospective SYNTEL customer whom the Employee had any contact with or exposure to, at any time during the term of this Employment Agreement.

7.2 During the term of this Employment Agreement and for a period of two (2) years subsequent thereto, the Employee will not, without the prior written consent of SYNTEL, seek engagement or employment, either full-time or contractually with any organization that is likely to deploy the Employee on project / assignment in Offshore or Onsite client engagement where SYNTEL is already working for the same client and where the Employee had been engaged in a project with the customer/ client organization for a period exceeding two weeks.

7.3 During the term of this Employment Agreement and for a period of two (2) years subsequent thereto, the Employee will not, without the prior written consent of SYNTEL, directly, indirectly, or through any other party, solicit, offer to, or accept the employment of, persons who are then, or were, during the previous six (6) months, employees of SYNTEL or any SYNTEL subsidiary / associate / affiliate company.

7.4 This two (2) year period as stated in aforesaid clauses shall automatically be extended by any period of time commencing with SYNTEL’s demand of Employee for compliance with this provision and the ultimate resolution of that demand either by agreement of SYNTEL and Employee or by court order.

8.0 Specialized Training & Knowledge Acquisition

8.1 If the Employee has to undergo any specialized training in SYNTEL or as arranged by SYNTEL, the Employee will have to undertake a separate Training Agreement to serve SYNTEL for a specific period that SYNTEL deems necessary, from the date of commencement of Employee’s services. During this training period if the Employee’s performance is found to be unsatisfactory, SYNTEL reserves the right to terminate the Employee from employment.

8.2 On deputation to a client site for knowledge acquisition and subsequent knowledge transfer on a client’s application, either for development, enhancement, maintenance or support, the Employee will be understood to have gathered intellectual property on behalf of SYNTEL, for a minimum period of six months from the date of return to India from the Onsite engagement. This clause does not apply in the event that the Employee is transferred, within SYNTEL, to another client engagement where the value of the initial knowledge acquisition has diminished and therefore does not constitute knowledge attrition.

Employee Signature: /s/ Srikanth Karra	Page 4 of 7

9.0 Confidentiality

9.1 In connection with the Employee providing certain products and/ or services to SYNTEL, and/ or on behalf of SYNTEL, the Employee will have access to information concerning SYNTEL and SYNTEL’s clients. As a condition to the Employee being given access to such information, the Employee agrees to treat any information concerning SYNTEL and/ or SYNTEL’s clients (whether prepared by SYNTEL, its advisors or otherwise) which is furnished to the Employee by or on behalf of SYNTEL and/ or SYNTEL’s clients (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of all policies and to take or abstain from taking certain other actions herein set forth. The term “Confidential Information” does not include information which (i) is already in the Employee’s possession, or (ii) becomes generally available to the public other than as a result of a disclosure by the Employee or (iii) becomes available to the Employee on a non-confidential basis from a source other than SYNTEL and/ or SYNTEL’s clients. The Confidential Information shall be solely used for the purpose of and on behalf of SYNTEL and the Employee further agrees that disclosure of the same shall be with prior permission of SYNTEL.

9.2 Employee acknowledges that SYNTEL/ its clients are subject to certain privacy and information security laws and regulations, pursuant to which SYNTEL/ its clients are required to ensure that the Employee appropriately safeguard personal or financial information regarding SYNTEL/its client’s former, current or prospective clients or employees (“Sensitive Data”). Employee agrees that it will (a) not use any SYNTEL and/ or its client’s Sensitive Data except to the extent necessary to carry out the obligations for which the Employee is engaged by SYNTEL/ its client and for no other purpose, (b) not disclose SYNTEL and/or its client’s Sensitive Data to any third party without the prior written consent and subject to the further requirements of this Section, (c) as applicable, employ administrative, technical and physical safeguards to prevent unauthorized use or disclosure of SYNTEL/ its clients Sensitive Data, (d) promptly provide information as SYNTEL/ its client may request relating to oversight obligations under applicable laws and regulations, (e) in the event of any actual or apparent theft, unauthorized use or disclosure of any SYNTEL/its client Sensitive Data, immediately commence all reasonable efforts to investigate and correct the causes and remediate the results thereof, and (f) as soon as practicable following discovery of any event described in clause (e) hereof, provide SYNTEL/ its client notice thereof, and such further information and assistance as may be reasonably requested.

9.3 The Employee agrees to promptly re-deliver to SYNTEL, upon request, all Confidential Information including all Intellectual property rights; whether registered or unregistered, on any tangible media and that the Employee will not retain any copies, extracts or other reproductions in whole or in part of such material. The Employee further agree that breach of this confidentiality clause could cause irreparable harm to SYNTEL and that SYNTEL shall be entitled to any and all injunctive relief, as well as monetary damages, including reasonable attorney fees, for such breach.

9.4 From time to time, SYNTEL’s customers/ clients and/ or other SYNTEL’s general business requirements may want Employee to sign special Non Disclosure Agreements (“NDA”). These NDA’s may be process/ client specific or could represent a new regulatory requirement.

10.0 Arbitration

All disputes or differences what so ever arising between the parties hereto or out of or related to this contract or the construction or meaning and operation or effect of this contract or the breach thereof shall be settled by a single arbitrator appointed by SYNTEL, in accordance with arbitration rules/ regulations as are in accordance with the Arbitration & Conciliation Act, 1996 (and any statutory modification or re-enactment thereof) and the award made in pursuant thereof shall be binding on both the parties hereto. The Employee or SYNTEL may demand arbitration by giving a written notice to the other party stating the nature of the dispute/ difference.

Employee Signature: /s/ Srikanth Karra	Page 5 of 7

11.0 Governing Law

The validity, construction, interpretation and performance of this Employment Agreement will be governed by Indian Laws and adjudicated upon by a competent Court in Mumbai.

12.0 Remedies

12.1 Notwithstanding Clause 11 above (Arbitration clause), the Employee agrees that his/ her failure or neglect to perform, keep, or observe any term, provision, condition, covenant, warranty, or representation contained in this Employment Agreement, the confidentiality agreement or any other agreement between the Employee and SYNTEL, will cause SYNTEL immediate and irreparable harm and that SYNTEL, in addition to all other remedies available to it, shall be entitled to immediate injunctive and equitable relief from a court having jurisdiction to prevent any breach and to secure the enforcement of its rights hereunder.

12.2 Remedies for damages incurring prior to SYNTEL’s knowledge of breach or until action in breach ends and related in any way to the effects of the breach shall include but not be limited to monetary damage, liquidated damages, attorney’s fees and other compensation related to the action.

13.0 Others

13.1 The Employee will also be covered by SYNTEL’s Mediclaim and Accident Insurance Policy as per its rules/ regulations.

13.2 The Employee should inform SYNTEL on any change in his/ her temporary/ permanent address within 10 (ten) working days of such change occurring.

13.3 Reference Checks or background checks may be conducted by SYNTEL at its sole discretion to verify and authenticate the details furnished by the candidate during the interview.

13.4 Medical Check prior to appointment will be conducted only if the Customer / client for a specific project/ process emphasizes on such checks as a pre-requisite. A Medical Self declaration will be taken from the prospective employee before joining SYNTEL, which will be an undertaking of his/ her, medical fitness.

13.5 Employee’s appointment and its continuance is subject to he/ she being found and remaining medically (Physically and mentally) fit. SYNTEL reserves the right to ask Employee to undergo medical examination as and when considered necessary. If the Employee is not medically fit to perform the obligations/ duties as an Employee SYNTEL reserves the right to terminate the employment as continued medical fitness is a pre-condition for continued employment.

13.6 The employee also declares that he / she has not been convicted, pleaded guilty or nolo contendere, for violating any central, state or local law, regulation or ordinance nor has any criminal charges presently pending before any court of law.

13.7 The employee undertakes and agrees to mention that he / she would conduct himself / herself with the highest standards of integrity, honesty and fairness to avoid any conflict between his/her personal interests and the interests of Syntel. The employee further states that he /she does and would not have any direct or indirect interest in a competitor, customer/client or vendor/supplier of Syntel to the extent or nature that it affects, or appears to affect, the employee’s

Employee Signature: /s/ Srikanth Karra	Page 6 of 7

responsibilities to Syntel. The interest shall also apply in the manner of seeking or accepting any form of benefit, gift, privilege, financial interest, employment with or become directly or indirectly involved as an independent contractor, consultant or otherwise with any Syntel competitor/client/vendor . The employee shall not personally take advantage of a business opportunity rightfully belonging to Syntel or derive personal profit, gain or advantage (other than rightful compensation from Syntel) as a result of any transaction undertaken on behalf of Syntel.

13.8 On matters not specifically covered in the Terms of Employment, the Employee shall be governed by SYNTEL’s service rules, practices, etc. which are liable for modifications, additions, total or partial withdrawal, suspension/ revocation, etc. from time to time. SYNTEL’s decision on all such matters shall be final and binding on the Employee.

14.0 Severability

If any clause in this employment agreement/ the Terms of Employment is held invalid, illegal or unenforceable for any reason, that provision shall be severed and the remainder of the provisions of this agreement will continue in full force and effect as if this agreement/ the Terms of Employment had been executed without such invalid provision/s.

15.0 Clarifications

For any further clarifications about the above clauses or any interpretation of the above clauses, the Employees shall approach the Human Resources team at the earliest.

The Employee is requested to produce all the documents in original as mentioned in the checklist attached, on their date of joining.

For SYNTEL Private Ltd ,	I have read and confirm myself to be bound by the terms of these Terms and Conditions as part of the Terms of Employment agreed to

Signature	/s/ Aniruddha Saindane	Signature & Date

Name	Aniruddha Saindane	Employee Name

Date		Emp ID

Employee Signature: /s/ Srikanth Karra	Page 7 of 7